AMENDMENT NUMBER 1 TO TRUST AGREEMENT
LEHMAN XS TRUST, SERIES 2007-4N

This is Amendment Number 1, dated as of December 1, 2007 and effective as of December 27, 2007 (this “Amendment”), to the Trust Agreement, dated as of March 1, 2007 (the “Agreement”), by and among STRUCTURED ASSET SECURITIES CORPORATION., a Delaware corporation, as depositor (the “Depositor”), AURORA LOAN SERVICES LLC, as master servicer (the “Master Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), relating to the Lehman XS Trust Mortgage Pass-Through Certificates, Series 2007-4N.

WHEREAS, Section 11.03 of the Agreement provides that under the circumstances and subject to the conditions set forth therein, the Agreement may be amended from time to time;

THEREFORE, in accordance therewith and in consideration of the mutual agreements herein contained, each party hereto agrees to amend the Agreement to the extent and on the terms set forth herein for the benefit of the other parties and of the Certificateholders.

ARTICLE I

DEFINITIONS

SECTION 1.01. Cross Reference to Definitions in Agreement. Capitalized terms used in this Amendment and not defined herein or amended by the terms of this Amendment shall have the meaning assigned to such terms in the Agreement.

ARTICLE II

EFFECTIVENESS

SECTION 2.01. Section 11.03 of the Agreement provides that the Agreement may be amended from time to time by the Depositor, the Master Servicer, the NIMS Insurer and the Trustee, with the consent of the Holders of not less than 66 2/3% of the Class Principal Amount (or Class Notional Amount or Percentage Interest) of each Class of Certificates (other than the Grantor Trust Certificates) affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement or of modifying in any manner the rights of the Holders. Section 11.03 of the Agreement further provides that (i) no such amendment shall, as evidenced by an Opinion of Counsel, result in an Adverse REMIC Event and (ii) that no such amendment shall (a) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holder of such Certificate or (b) reduce the aforesaid percentages of Class Principal Amount (or Percentage Interest) of Certificates of each Class, the Holders of which are required to consent to any such amendment without the consent of the Holders of 100% of the Class Principal Amount or Class Notional Amount (or Percentage Interest) of each Class of Certificates affected thereby.

SECTION 2.02. By their execution of this Amendment, the Depositor, the Master Servicer and the Trustee evidence their desire to make the amendments to the Agreement set forth below.

ARTICLE III

AMENDMENTS TO THE AGREEMENT

SECTION 3.01. Amendments.

(a) The table on page 9 is hereby amended by deleting the following row from such table:

Class 3-AP	(33)	$100	$10

(b) Footnote 18 on page 11 is hereby amended by adding the following sentence to the end of such footnote:

“In addition, 100% of Prepayment Premiums from each Pool 3 Mortgage Loan (except for Prepayment Premiums with respect to the Pool 3 Mortgage Loans serviced by Countrywide Servicing, which will be retained by Countrywide Servicing) will be distributed to the Class 3-AX Certificates.”

(c) Footnote 33 on page 13 is hereby amended by deleting the last sentence of such footnote.

(d) Section 1.01 is hereby amended by deleting references to “Class 3-AP” in the definitions of “Privately Offered Certificates” and “Voting Interests.”

(e) Section 1.01 is hereby amended by changing “88%” to “89%” in the definition of “Voting Interests.”

(f) Section 4.03(a)(iii) is hereby amended by deleting the reference to “Class 3-AP.”

(g) Section 5.02(f) is hereby amended by replacing the last sentence of such section with the following:

“On each Distribution Date, the Paying Agent shall distribute to the Holders of the Class 3-AX Certificates, any Prepayment Premiums paid by borrowers upon voluntary full or partial prepayment of the Mortgage Loans in Pool 3 (except for Prepayment Premiums with respect to the Pool 3 Mortgage Loans serviced by Countrywide Servicing, which will be retained by Countrywide Servicing).”

(h) Section 5.07(c) is hereby amended by deleting the last sentence of such section and replacing it with the following:

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“On the Distribution Date in January 2008, the Trustee shall distribute $100 from the Class 3-AP Reserve Fund to the Holders of the Class 3-AX Certificates.”

(i) Section 10.01(l) is hereby amended by replacing the last paragraph of such section with the following:

“It is the intention of the parties hereto that the segregated pool of assets consisting of any collections of Prepayment Premiums related to the Mortgage Loans in Pool 3 and the related Class P Reserve Fund distributable to the Class 3-AX Certificates shall constitute a grantor trust for federal income tax purposes. The Trustee, by its execution and delivery hereof, acknowledges the assignment to it of the rights to receive such Prepayment Premiums and declares that it holds and will hold such assets in trust for the exclusive use and benefit of all present and future Holders of the Class 3-AX Certificates. The rights of Holders of the Class 3-AX Certificates to receive distributions from the proceeds of such Prepayment Premiums, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.”

(j) Upon the effective date of this Amendment, the Class 3-AP Certificates shall be retired.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 4.02. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation or any provision hereof.

SECTION 4.03. Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean such Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Amendment, as though the terms and obligations of the Agreement were set forth herein.

SECTION 4.04 Conditions to Effectiveness. This Amendment shall become effective upon the receipt by the Trustee of the opinion of counsel referred to in Section 11.03 of the Agreement.

SECTION 4.05. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Depositor, the Trustee and the Master Servicer have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET SECURITIES
CORPORATION, as Depositor

By:  _____________________________
Name: Michael C. Hitzmann
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely
as Trustee

By:  _____________________________
Name:
Title:

AURORA LOAN SERVICES LLC,
as Master Servicer

By:  ______________________________
Name: Michele Olds
Title: Vice President